UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Rule 14a-101)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

MILLIPORE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

The following email was sent to employees of Millipore Corporation on February 28, 2010:

Millipore Employee Letter

TO:	Millipore Employees
FROM:	Karl-Ludwig Kley, Merck Chairman of the Executive Board
RE:	Acquisition announcement

Dear Millipore employees:

This evening we announced that we have entered into a definitive agreement to acquire all outstanding shares of Millipore. We are delighted that this transaction is supported by your board of directors and we are convinced that it is a great opportunity for you, your customers, and the Billerica, Massachusetts region. But before going into the details, let me first introduce you to our company.

Merck is a global pharmaceutical and chemical company with total revenues of EUR 7.7 billion ($10.5 billion) in 2009, and 33,000 employees in 61 countries. With a history dating back to 1668, Merck’s success is characterized by innovations from entrepreneurial employees all over the world. In the United States, the Group operates as EMD Chemicals and EMD Serono. Please note that Merck & Co., a U.S. company, has operated as an independent company since 1917 and bears no relation to us anymore.

The joint business will create a EUR 2 billion ($2.9) world-class partner for the Life Science sector, achieving significant scale in high-margin specialty products with an attractive growth profile. With Millipore’s expertise in bioproduction and bioresearch and our own expertise in serving pharma customers, we will be able to enhance our strong product offering to pharma customers and cover the entire value chain for research and production customers in the biopharma industry, offering integrated solutions beyond chemicals.

The combined capabilities for research and development will create a powerful innovation platform with enhanced global reach and customer value creation. Compared with our peers, the combined company will rank No. 3 in terms of R&D expenditures – an excellent position to invest, to innovate and to take our companies to the next level. We also believe in Millipore’s well-established brand, which we want to integrate into our portfolio.

We have great respect for what Millipore stands for, its innovative spirit, its people and culture. Merck plans to build on Millipore’s talented workforce and retain its senior management. We plan to maintain Millipore’s headquarters in Billerica, Massachusetts, and combine it with Merck’s U.S. chemicals headquarters.

I am personally delighted to announce a transaction that is not about cost cutting but about realizing great opportunities, which are now available to us in the Life Science sector worldwide. The businesses are highly complementary.

Merck has an extraordinary history of commitment to our employees, spanning centuries. I am proud to be able to say that this has also been recognized recently by Science Magazine, which ranked Merck as one of the best places to work for in the Life Sciences industry. The Boston Business Journal also recognized EMD Serono as one of the Best Places to Work.

We also have a history as a trusted partner in Massachusetts, as our EMD Serono U.S. headquarters and our research center are based there.  We are generating jobs in the area through significant investment and we play an active part in the community through charitable activities, sustainability programs and by supporting education.

We at Merck, together with your management team, are looking forward to what we believe is an exciting opportunity for all of us.

Sincerely,

Karl-Ludwig Kley
Merck Chairman of the Executive Board

Cautionary Statements

 The statements herein that are not historical facts are forward-looking statements that involve substantial risks and uncertainties, including, without limitation, our ability to consummate the transaction referred to above.  Please refer to Millipore Corporation’s (“Millipore”) filings with the Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K, for more information on additional risks that could cause actual results to differ from the forward-looking statements made herein.  These forward-looking statements are made as of the date hereof and Millipore assumes no obligation to update them, whether as a result of new information, future events or otherwise, except as may otherwise be required by law.

Investors and security holders are urged to read the proxy statement regarding the business combination transaction referred to in the foregoing information, when it becomes available, because it will contain important information.  The proxy statement will be filed with the Securities and Exchange Commission by the Company.  Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov.  The proxy statement (when it is available) and these other documents may also be obtained for free from Millipore by directing a request to Joshua S. Young, Director of Investor Relations for Millipore, at 978-715-1527.

Investors may obtain a detailed list of names, affiliations and interests of the participants in the solicitation of proxies of Millipore's shareholders to approve the proposed business combination from the proxy statement filed with the SEC (when it is available).

2